Exhibit 99.1

NEWS RELEASE

Julie A. Beck Joins Carpenter Technology’s Board of Directors

2025-02-21

PHILADELPHIA, Feb. 21, 2025 (GLOBE NEWSWIRE) — Carpenter Technology Corporation (NYSE: CRS) announced today that Julie A. Beck has been appointed to the Company’s Board of Directors, effective February 20, 2025. The Board of Directors now consists of 12 members, 11 of whom are independent directors.

Ms. Beck brings extensive experience in leading finance organizations at major manufacturing companies over the last three decades. Ms. Beck was most recently the Senior Vice President, Chief Financial Officer for Terex Corporation, a global manufacturer of materials processing machinery and aerial work platforms. Prior to her most recent role, Ms. Beck served as Senior Vice President and Chief Financial Officer for NOVA Chemicals. Prior to that, Ms. Beck served as Global Vice President of Supply Chain, Operational Excellence, and Quality for Joy Global, Inc, where she also held the role of Chief Financial Officer for the Joy Mining Machinery subsidiary. Previously, Ms. Beck served in various positions, including Chief Financial Officer, at both the Journal Register Company and Norwood Promotional Products, Inc. Ms. Beck started her career with Deloitte. Ms. Beck also has significant Board experience as she has served on the Audit Committee for several public companies and nonprofit boards in the past.

“We welcome Julie to Carpenter Technology’s Board of Directors. We are confident that her considerable experience in manufacturing, combined with her financial acumen, will be a significant benefit to Carpenter Technology as we continue on our growth journey and deliver shareholder returns,” said Martin Inglis, Chairman of the Board of Directors.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, and other markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Media Inquiries: Heather Beardsley +1 610-208-2278 hbeardsley@cartech.com	Investor Inquiries: John Huyette +1 610 208-2061 jhuyette@cartech.com

Source: Carpenter Technology Corporation

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